Exhibit (a)(1)(E)

Form of Reminder Email

Socket Mobile’s offer to exchange certain outstanding stock options for new stock options (referred to as the “Offer”) currently is still open. Please note that the Offer will expire at 9:00 p.m., Pacific Time, on August 30, 2019, unless we extend the Offer. The Offer deadline will be strictly enforced, so we encourage you to give yourself adequate time to make your election if you wish to participate.

According to our records, you have not submitted an election form for your eligible options. Participation in the Offer is completely voluntary; however, if you would like to participate in the Offer, we must receive your election form via fax to Lynn Zhao, our Chief Financial Officer, at (510) 933-3030, or hand delivery to Ms. Zhao at our main offices at 39700 Eureka Drive, Newark, CA 94560, no later than 9:00 p.m., Pacific Time, on August 30, 2019 (unless we extend the Offer).

Only election forms that are properly completed and submitted and actually received by Socket Mobile on or before the expiration date via fax or hand delivery will be accepted. Election forms submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you have any questions, please direct them to Lynn Zhao, Chief Financial Officer, by email at lynn@socketmobile.com or by phone at (510) 933-3016, or David Dunlap, Director, by email at v-ddunlap@socketmobile.com or by phone at (510) 933-3035.

This notice does not constitute the Offer. The full terms of the Offer are described in (1) the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated August 5, 2019; (2) the email from Kevin J. Mills, President and Chief Executive Officer, dated August 5, 2019, announcing the Offer; and (3) the election form, together with its associated instructions. You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov or by contacting Lynn Zhao, our Chief Financial Officer, by email at lynn@socketmobile.com or by phone at (510) 933-3016.

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